Exhibit 10.11

Smurfit Kappa Group Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland Tel: +353 (0)1 202 7000, Fax: +353 (0)1 269 4481 corporateinfo@smurfitkappa.com smurfitkappa.com

Strictly Private and Confidential

20 February 2024

To:      Saverio Mayer

Smurfit Kappa Group – Unique ‘Retention Bonus’

Dear Saverio,

Following the announcement last September 2023 regarding the combination of Smurfit Kappa and WestRock to create a global leader in sustainable packaging – Smurfit WestRock, pursuant to that certain Transaction Agreement, by and among WestRock, Smurfit Kappa and certain other parties thereto, dated as of 12th September 2023 (the “Transaction Agreement”), we have reviewed our critical talent needs to ensure a successful outcome.

As you know, retaining talent is a priority for us, and we recognise the importance of acknowledging and rewarding commitment and hard work. In light of this, we are pleased to offer you as a valued member of Smurfit Kappa, the following retention bonus, effective immediately. This unique arrangement has been approved by the SK Board Remuneration Committee. This award is subject to the terms and conditions set out below.  Please note that the date on which the transaction is completed is referred to as the ‘Completion Date’.

•	You will be eligible to receive a Retention Bonus in an amount equal to gross € 683,173 which represents 12 months of your current base salary at the date of this letter. The Retention Bonus will be paid in cash within 30 days following the date that is 12 months following the Completion Date (such date, the “Payment Date”) via local payroll. Please note that all relevant and statutory taxes and deductions will apply to this payment.

•	The Retention Bonus is subject to your continuous employment with Smurfit Kappa (including the combined company after the Completion Date) until the Payment Date. The payment of the Retention Bonus will be in addition to, and not in lieu of, any severance or other benefits you may be entitled to pursuant to any other agreement between you and Smurfit Kappa or its affiliates, but the Retention Bonus will not be treated as salary or considered for purposes of determining any other compensation or benefits that may be provided to you.

•	The Retention Bonus is also subject to your satisfactory performance to the Payment Date.

•	If your employment is terminated prior to the Payment Date by Smurfit Kappa (including the combined company after the Completion Date) for reasons other than your misconduct (as determined by Smurfit Kappa), due to your death, or due to your serious illness or disability (in each case, as determined by Smurfit Kappa), then payment of the Retention Bonus will be accelerated and paid promptly following your termination date. If, prior to the Payment Date, you voluntarily resign or your employment is terminated for misconduct (as determined by Smurfit Kappa), you will not receive payment of the Retention Bonus.

PAPER   |   PACKAGING   |   SOLUTIONS

Smurfit Kappa Group public limited company. Registered in Ireland No. 433527. Registered office: Beech Hill, Clonskeagh, Dublin 4, D04 N2R2.

Directors: I Finan Chair, APJ Smurfit Chief Executive Officer, K Bowles Chief Financial Officer, GPF Beurskens (Netherlands), J Lawrence (USA),

JB Rasmussen (Denmark), C Fairweather (UK), A Anderson, MdeL Melgar (Mexico), K Hietala Senior Independent Director (Finland), ML Ferguson-McHugh (USA).
Secretary: G Carson-Callan.

Please ensure that you keep the terms of this letter agreement strictly confidential as not all Smurfit Kappa employees are being given this unique opportunity.

This Retention Bonus offer will automatically become null and void if the Transaction Agreement is terminated in accordance with its terms or the transactions contemplated thereunder are otherwise abandoned.

Thank you once again for your dedication to Smurfit Kappa. We are excited about the future and are confident that together, we will achieve even greater milestones. We believe that this enhancement to your compensation, reflects our commitment to retaining exceptional talent. We look forward to your continued contributions and success.

On behalf of Smurfit Kappa,

/s/ Tony Smurfit	/s/ Sharon Whitehead
Tony Smurfit Kappa Group	Sharon Whitehead
Group Chief Executive Officer	Group Vice President Human Resources

smurfitkappa.com